Exhibit 99.1

Sleep-Friendly Nightfood Ice Cream Outsells Ben & Jerry’s and Baskin Robbins in Hotel Lobby Shop Controlled Test

Potential Market for Sleep-Friendly Snacks Includes 56,000 Hotels

Tarrytown, NY, November 16, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the company pioneering the sleep-friendly nighttime snacking category, today announced that Nightfood ice cream pints outsold both Ben & Jerry’s and Baskin Robbins in a recently completed controlled test in leading hotels.

Since launching into national hotel distribution in May of this year, Nightfood has secured placements in select locations of major hotel chains including Courtyard by Marriott, Hyatt House, Holiday Inn Express, Candlewood Suites, Springhill Suites, Fairfield Inn, Crowne Plaza, Sonesta, and more.

The third-party point of sale data collected across more than 30 major hotels for nine weeks of sales showed that Nightfood pints captured 43% of all pint volume. Ben & Jerry’s had 34%, and Baskin Robbins had 23%. All pints were priced at the same $8.50 per pint during this testing period.

During the first six weeks of the test, ads for Nightfood were displayed in a segment of the participating hotels. Surprisingly, Nightfood had larger unit share in the hotels without ads. For the final three weeks, there were no ads for any of the brands in any of the properties. With all ads removed, Nightfood’s sales remained constant while the other brands’ sales decreased. As a result, Nightfood’s share of overall pint sales surged from 40% in the first six weeks to 50% for the final three weeks.

The conclusions Nightfood management drew from the test were that ads for Nightfood ice cream pints actually lifted sales of the more well-known competitors (which is not uncommon), and that sleep-friendly Nightfood ice cream, without ads, was decisively the top-selling pint for the entire test period.

This new data supports the previously reported (and unrelated) sales data from Impulsify which showed Nightfood challenging Haagen Dazs for sales in hotel lobby shops. In that unrelated 30-hotel subset of Impulsify-powered markets that sold both Nightfood and Haagen Dazs pints, but no other brands of pints, Nightfood captured 39% of pint sales during September and October despite a higher average selling price of $7.90, compared to $7.55 for the 62 year-old Haagen Dazs brand.

“It seems obvious that consumers are naturally and understandably drawn to sleep-friendly snacks in the hotel environment,” commented Nightfood CEO Sean Folkson. “From our perspective, ice cream is just the start. There are 56,000 hotels in the US, and it’s our goal to establish Nightfood as the top-selling snack brand in the hotel vertical, across many of the most popular nighttime snack formats. This includes ice cream pints, cookies, chips, single-serve ice cream novelties, and more. We believe hotels are starting to recognize the opportunity to support better sleep nutritionally for today’s wellness-focused and mainstream consumers.”

The Company continues to slowly grow pint unit sales as hotel distribution increases. Growth in points of distribution is not expected to be linear during these early stages of our hotel rollout. Management is working with additional hotel companies and chains to add Nightfood at the chain level as either a brand standard or a recommended brand. Management would expect introductions in such chains, if achieved, to create surges in the company’s distribution footprint.

Management believes every hotel selling snacks has a responsibility to ensure sleep-friendly snacks are available for their guests alongside the legacy brands that have become staples in hotel lobby markets from coast to coast. To fulfill that need, Nightfood recently added sleep-friendly cookies to their product line. Chips, ice cream novelties, and other popular nighttime snack formats are on the product roadmap for 2023 and beyond.

Folkson continued, “We see the tipping point coming within the hotel industry. We expect to add more properties and more chains, and we expect the sales data to continue to show Nightfood outselling or holding its own against legacy brands. We’re confident that sleep-friendly snacks will soon be industry standard in hotels across the country.”

About Nightfood

Nightfood is pioneering the category of sleep-friendly nighttime snacking.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is currently focused on establishing widespread national distribution of its sleep-friendly snacks in the high-margin hotel vertical. Nightfood ice cream began rolling into hotels across the United States in May 2022.

Nightfood ice cream pints can be found in hundreds of hotels across the United States, including select locations of chains such as Courtyard by Marriott, Holiday Inn Express, Springhill Suites, Hyatt Place, Fairfield Inn & Suites and many more.

Management believes hotels have an obligation to help guests achieve better sleep at every touchpoint, and one way to do that is through the snacks hotels curated for guests in hotel grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, achieving national distribution is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

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Forward Looking Statements:

This current press release contains "forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3